SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
     [X]  Preliminary proxy statement
     [ ]  Definitive proxy statement
     [ ]  Definitive additional materials
     [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

     Lutheran Brotherhood Realty Fund I, a California Limited Partnership
               (Name of Registrant as Specified in Its Charter)

     Paul A. Quiros, 400 Colony Square, Suite 2200, 1201 Peachtree Street, Atlanta, Georgia 30361; (404) 817-6000
               (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
          6(j)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.

(1)  Title of each class of securities to which transaction applies:
          Limited Partnership Units
(2)  Aggregate number of securities to which transactions applies:
          63,803 Limited Partnership Units
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1> _________________________________________
(4)  Proposed maximum aggregate value of transaction:  _______________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:  ___________________________________________
     (2)  Form, schedule or registration statement no.:  _____________________
     (3)  Filing party:  _____________________________________________________
     (4)  Date filed:  _______________________________________________________
[FN]
<F1> Set forth the amount on which the filing fee is calculated and state how it was determined.
[/FN]

                       LUTHERAN BROTHERHOOD REALTY FUND I
                            625 FOURTH AVENUE SOUTH
                         MINNEAPOLIS, MINNESOTA  55415

                NOTICE OF SPECIAL MEETING OF THE LIMITED PARTNERS

TO THE LIMITED PARTNERS
OF LUTHERAN BROTHERHOOD REALTY FUND I


     NOTICE IS HEREBY GIVEN that a Special Meeting of the Limited Partners of Lutheran Brotherhood Realty Fund I (the "Partnership") will be held on May ____, 1996, at _____ a.m. local time at the Partnership's offices at 625 Fourth Avenue South, Minneapolis, Minnesota 55415 for the purpose of considering and voting upon the following proposal:


     The liquidation of the Partnership and the sale of the property owned by the Partnership and the properties owned by joint ventures in which the Partnership is a co-venturer (collectively, the "Properties"), over a period of time which will begin on the date of Limited Partner approval and not exceed two years from such date, followed by the dissolution and winding up of the Partnership, as set forth in this Proxy Statement (the "Liquidation Proposal").

     The Liquidation Proposal has been the subject of careful consideration by the General Partner of the Partnership, Lutheran Brotherhood Real Estate Products Company (the "General Partner"). For the reasons described in the attached Proxy Statement under "PROPOSAL," THE GENERAL PARTNER BELIEVES THAT THE APPROVAL OF THE LIQUIDATION PROPOSAL IS IN THE BEST INTERESTS OF THE LIMITED PARTNERS OF THE PARTNERSHIP AND RECOMMENDS A VOTE FOR THE LIQUIDATION PROPOSAL.


     The accompanying Proxy Statement and Form 10-K for the fiscal year ended December 31, 1995 include information concerning the Liquidation Proposal and other relevant information about the Partnership. You should study all of this information carefully.


     Only holders of limited partnership interests of the Partnership at the close of business on March 29, 1996, will be entitled to vote on the Liquidation Proposal contained herein.

     TO ENSURE A QUORUM FOR THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED AND POSTAGE PAID ENVELOPE PROVIDED WITH THE PROXY CARD. YOUR PROMPT RESPONSE AND COOPERATION WILL BE APPRECIATED. IF YOU ATTEND THE SPECIAL MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                              By Order of the General Partner

                              LUTHERAN BROTHERHOOD REAL ESTATE
                              PRODUCTS COMPANY

                              By:  ____________________________
                                   _________________, President

                       LUTHERAN BROTHERHOOD REALTY FUND I

                            625 FOURTH AVENUE SOUTH
                         MINNEAPOLIS, MINNESOTA 55415

                                PROXY STATEMENT
                              FOR SPECIAL MEETING
                  OF LIMITED PARTNERS TO BE HELD _____, 1996


                                INTRODUCTION


     This Proxy Statement is being furnished to the Limited Partners of Lutheran Brotherhood Realty Fund I (the "Partnership"), accompanied by a copy of the Partnership's Form 10-K for the fiscal year ended December 31, 1995, as amended (the "Form 10-K"), in connection with the solicitation of proxies by Lutheran Brotherhood Real Estate Products Company, the General Partner of the Partnership (the "General Partner"), to be voted at a Special Meeting of the Limited Partners of the Partnership (the "Special Meeting") to be held on May ____, 1996, at the Partnership's offices at 625 Fourth Avenue South, Minneapolis, Minnesota 55415 at _______ a.m. local time, and at any adjournment thereof. On March 29, 1996, the record date for determination of Limited Partners entitled to vote at the Special Meeting (the "Record Date"), there were 63,803 limited partnership units outstanding (the "Units"), which entitle the holders to one vote for each Unit; provided, however, that as discussed below, 1,801 Units held by affiliates of the General Partner may not be voted with respect to the Liquidation Proposal (defined below) and the number of outstanding Units for calculating the percentages required for a quorum and for the approval of the Liquidation Proposal at the Special Meeting will be reduced by such 1,801 Units. The holders of a majority of the Units present in person or represented by proxy will constitute a quorum for the transaction of business at the Special Meeting.


     Pursuant to the terms of the Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), the holders of a majority of the Units must approve the following proposal to begin to liquidate and wind up the affairs of the Partnership, to be effected on the terms described herein:

          The liquidation of the Partnership and the sale of the property owned by the Partnership and the properties owned by joint ventures in which the Partnership is a co-venturer (collectively, the "Properties"), over a period of time which will begin on the date of Limited Partner approval and not exceed two years from such date, followed by the dissolution and winding up of the Partnership, as set forth in this Proxy Statement (the "Liquidation Proposal").


     The General Partner is seeking the approval of the Liquidation Proposal at this time based on the original anticipated holding period for the Partnership's properties and the General Partner's belief that the real estate market is favorable for the sales at this time. The other co-venturer in the joint ventures which own some of the Properties has agreed to the sales of such Properties following the Limited Partners' approval of the Liquidation Proposal. See "PROPOSAL-Investment Objectives of Partnership." Limited Partner approval of the Liquidation Proposal will also act as the approval of subsequent sales of all of the Partnership's Properties and the liquidation and winding up of the Partnership and the Limited Partners will not have the opportunity to vote on the specific terms of any such subsequent sales of any of the Properties. Additionally, there can be no assurance that all of the Properties can be sold pursuant to the Liquidation Proposal.



     This Proxy Statement, the Form 10-K and the Form of Proxy will be sent to the Limited Partners on or about May ___, 1996.



     The Form 10-K accompanying this Proxy Statement includes descriptions of the Properties and the financial results of the Partnership's operations for the past three years and the reports of the Partnership's independent auditors. Review of the Form 10-K should provide additional information on which to base your decision with respect to the Liquidation Proposal.



     If the Limited Partners do not approve the Liquidation Proposal, the Partnership will continue to own and operate the Properties. There can be no assurance, however, that such Properties will continue to generate sufficient cash flow to pay their expenses or the expenses to maintain the Partnership. The Properties are aging properties which are likely to require increased capital expenditures in the future. Any major capital expenditures would reduce cash flows available to pay operational expenses which would in turn reduce funds available to make distributions to the Limited Partners. Additionally, competitive conditions in the Properties' markets could cause reduced occupancies and negatively affect revenue available to pay operational expenses and to make distributions to the Limited Partners.



     Although the Properties have historically been able to generate funds to pay the Limited Partners quarterly distributions amounting to between 4 to 5% per annum based on original capital contributions, funds have not been available to pay the Limited Partners the aggregate 10% per annum cumulative return on their capital contributions which was targeted in the Partnership Agreement. See "PROPOSAL - Distributions of Surplus Funds and Liquidation Proceeds."

     Additionally, under the terms of the Partnership Agreement, the Partnership must solicit Limited Partner approval to sell, within a twelve-month period, all or substantially all of its properties or to liquidate and wind-up the Partnership, which could require at least one additional proxy solicitation at the Partnership's expense. See "PROPOSAL- Orderly Sales Through Approval of Liquidation Proposal." The Partnership Agreement does allow the General Partner, without Limited Partner approval, to sell individual Properties if such sales do not constitute sales of substantially all of the Properties in a twelve-month period. The Partnership Agreement does not provide a definition of "substantially all" of the Partnership's assets and California limited partnership law does not include a definition. The General Partner believes that the sale of greater than [60%] of the Partnership's assets would represent a sale of "substantially all" of the Partnership's assets. The General Partner may seek to make such allowed sales if the Liquidation Proposal is not approved by the Limited Partners, if in the exercise of the General Partner's fiduciary duty, it receives a favorable offer or offers for all or part of such assets.


     FOR THE REASONS SET FORTH HEREIN, THE GENERAL PARTNER RECOMMENDS YOUR APPROVAL OF THE LIQUIDATION PROPOSAL BY VOTING FOR THE LIQUIDATION PROPOSAL ON THE ENCLOSED PROXY CARD, DATING AND SIGNING THE CARD IN THE SAME MANNER AS YOUR NAME APPEARS ON THE ADDRESS LABEL AND RETURNING IT BY MAIL TO THE GENERAL PARTNER IN THE SELF-ADDRESSED AND POSTAGE PAID ENVELOPE PROVIDED WITH THE PROXY CARD.


     Pursuant to the Partnership Agreement, the approval of the holders of a majority of the outstanding Units is required to approve the Liquidation Proposal. Units held by any Limited Partner who abstains from voting, by marking the box labeled "Abstain" on the enclosed proxy card, or not submitting a proxy card will be treated the same as a vote against the Liquidation Proposal, because such abstentions (or non-submissions) are not affirmative votes for the Liquidation Proposal. The Units are held by members of Lutheran Brotherhood, a fraternal benefit society existing and operating under the laws of Minnesota, and are not held by brokers. Therefore the treatment of broker non-votes is not applicable. To the best of the General Partner's knowledge, neither the General Partner, nor any officer, director or other affiliate thereof is the holder of any Units, except for 970 Units that are held by the General Partner, 30 Units that are held by an officer of the General Partner and 1,801 Units that are held by affiliates of the General Partner. The General Partner and the officer of the General Partner intend to vote their Units in favor of the Liquidation Proposal. Pursuant to the terms of the Partnership Agreement, the 1,801 Units held by affiliates of the General Partner may not be voted with respect to the Liquidation Proposal and the number of outstanding Units for calculating the quorum and voting percentages will be reduced by such 1,801 Units. The General Partner is not aware of the manner in which any Limited Partner (other than as described above) intends to vote his, her or its Units.


     You may revoke your proxy at any time before it is voted by executing and filing with the General Partner, a revocation of your proxy or a subsequently dated proxy or by voting in person at the Special Meeting. Units represented by properly executed proxies will be voted as specified, unless such proxies are subsequently revoked as provided above. If no choice is specified on a valid, unrevoked proxy, the Units will be voted as recommended by the General Partner.


     The Limited Partners do not have dissenters' rights of appraisal with respect to the Liquidation Proposal.


     YOUR PARTICIPATION IN THIS PROCESS IS CRITICAL. WITHOUT THE APPROVAL OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING UNITS OF THE LIQUIDATION PROPOSAL, THE GENERAL PARTNER LACKS AUTHORITY UNDER THE PARTNERSHIP AGREEMENT TO PROCEED WITH THE LIQUIDATION PROPOSAL.

                                   BACKGROUND

     The Partnership was organized on August 4, 1987, as a limited partnership under the laws of the State of California for the purpose of preserving and protecting the Limited Partners' invested capital by investing, either alone or in association with others, in income-producing, residential or commercial real properties. The Partnership's principal executive office is currently located at 625 Fourth Avenue South, Minneapolis, Minnesota 55415, and its telephone number at such office is (612) 339-8091.

     The Partnership directly acquired one of the Properties, a warehouse/distribution center in New Hope, Minnesota, and is a co-venturer in three joint ventures holding four other residential and commercial Properties.

     The General Partner was incorporated in Minnesota, in July 1987 to act as the General Partner of the Partnership.

     Lutheran Brotherhood, a fraternal benefit society existing and operating under the laws of Minnesota ("Lutheran Brotherhood"), is the parent of the General Partner and is the Partnership's joint venture partner in the ownership of four of the Properties (discussed above). Lutheran Brotherhood, directly and through its subsidiaries, is principally engaged in the business of marketing financial services and individual life insurance products for Lutherans. The address and telephone number of the General Partner and Lutheran Brotherhood are the same as those of the Partnership.

                                   PROPOSAL

VOTING RIGHTS OF LIMITED PARTNERS

     Under the terms of the Partnership Agreement, written approval of the holders of a majority of the Units is required to approve the Liquidation Proposal. If the Limited Partners approve the Liquidation Proposal, such approval will also act as the approval of subsequent sales of the Properties and the Limited Partners will not have the opportunity to vote on the specific terms of any of such subsequent sales.

     Section 2.02(b) of the Partnership Agreement provides that the Limited Partners have the right to vote on and approve:

     -    dissolving the Partnership; and

     - selling substantially all of the Partnership's Properties in a single sale or in multiple sales in the same 12-month period, except in the orderly liquidation and winding up of the business of the Partnership upon its termination and dissolution.

LIQUIDATION PROPOSAL


     The Liquidation Proposal involves the liquidation of the Partnership and the sale of the Properties in an orderly fashion, over a period of time beginning on the date of Limited Partner approval of the Liquidation Proposal and not to exceed two years from such date. The General Partner intends to actively seek the sales of the Properties during 1996 on the most advantageous terms available and it will attempt to maximize any potential return to the Limited Partners, followed by the dissolution and winding up of the Partnership. Lutheran Brotherhood has agreed to allow the Partnership to market and sell the Properties in which it is a co-venturer following the approval of the Liquidation Proposal by the Limited Partners. The General Partner has listed the Properties with real estate sales agencies in an effort to test the market and generate proposals. The General Partner has received some indications of interest but no acceptable proposals to present to the Limited Partners. The General Partner will not offer to sell the Properties to its affiliates. The Liquidation Proposal represents the General Partner's belief that the Partnership should begin an orderly process of liquidation based on the original anticipated holding period for the Property and as discussed below. See "PROPOSAL-Investment Objectives of Partnership."


     The General Partner will attempt to sell the Properties for all cash or a combination of cash and promissory notes. The General Partner does not intend to accept securities as consideration, unless such a proposal is submitted to the Limited Partners for their approval.

     The General Partner recommends a vote FOR the Liquidation Proposal.

INVESTMENT OBJECTIVES OF PARTNERSHIP


     The Prospectus dated December 4, 1987, and updated February 11, February 22 and October 18, 1988, used by the Partnership to sell the Units (the "Prospectus"), stated the Partnership's intention to sell or refinance its properties between the fifth and seventh years after acquisition with no obligation to sell or refinance at any particular time. The Partnership acquired the last of the Properties in 1989 and entered into its operations phase. The Partnership is entering into its seventh year of operations after completion of the final acquisition. See "PROPOSAL - Previous Distributions." The General Partner believes that the timing of the Liquidation Proposal reflects the Partnership's objectives relating to beginning the process of liquidation of the Partnership between the fifth and seventh years of operations. The General Partner believes that an orderly sale of the Properties will maximize any potential returns to the Limited Partners by allowing the General Partner to market the Properties concurrently and provide the flexibility of examining several offers or combinations of offers at once. Without this flexibility, the most attractive properties are likely to be sold first, limiting the bargaining power of the General Partner with respect to the remaining properties. See "PROPOSAL - Orderly Sale of Properties Through Approval of Liquidation Proposal."


     Under the terms of the Partnership Agreement, the General Partner may sell Properties representing less than substantially all of the Properties without Limited Partner approval and the General Partner may make such sales if the Liquidation Proposal is not approved, however, in such event, subsequent sales of substantially all of the Properties in a 12-month period and the eventual liquidation of the Partnership would require at least one additional proxy solicitation at the Partnership's expense.

ORDERLY SALE OF PROPERTIES THROUGH APPROVAL OF LIQUIDATION PROPOSAL

     The General Partner believes that the Partnership should begin the liquidation process and have the flexibility to sell the Properties when such sale or sales appears to be most advantageous to the Partnership. The requirement to obtain the approval of the holders of a majority of the Units before a sale of all or substantially all of the Properties would likely delay a potential sale or otherwise negatively impact the sales price. The approval of the Liquidation Proposal may provide the Partnership the flexibility to sell the Properties in an orderly fashion on an individual basis or as packages to maximize any potential return to the Limited Partners by allowing the General Partner to market the Properties concurrently and provide the flexibility of examining several offers or combinations of offers at once. Without this flexibility, the most attractive properties are likely to be sold first, limiting the bargaining power of the General Partner with respect to the remaining properties.



     The General Partner believes that present market conditions in the locations in which the Properties are located are favorable to the sales of the Properties. The General Partner bases this belief on its discussions with affiliates and other which are knowledgeable in this area and its analysis of present local market conditions. Additionally, the General Partner has considered the low returns to the Limited Partners in comparison with other investments, the original anticipated holding period for the Properties and the likelihood that increased capital expenditures will be necessary to maintain the Properties.



     Although the Partnership allows refinancing of the Properties which could provide funds to maintain the Properties, the General Partner does not believe that refinancing is a viable option because refinancing would add debt to the Properties which would reduce any proceeds available to the Limited Partners upon later sales or liquidation. Debt at current interest rates would also add to the Partnership's expense obligations and negatively affect the Partnership's cash flows.


     The approval of the Liquidation Proposal will also allow the General Partner to begin the winding up and dissolution of the Partnership without the expense of additional proxy solicitations to obtain separate Limited Partner approval of each sale and of the winding-up and dissolution of the Partnership following the final sale. The approval of the Liquidation Proposal will act as the approval of all future sales of the Properties without the approval by the Limited Partners of the specific terms of any of such future sales.


     If the Limited Partners do not approve the Liquidation Proposal, the Partnership will continue to own and operate the Properties or sell individual Properties as discussed above. There can be no assurance, however, as discussed above, that the Properties will generate sufficient cash flow to pay their expenses or the expenses to maintain the Partnership.


PREVIOUS DISTRIBUTIONS


     The Partnership sold 63,803 Units and raised $6,365,000 in gross proceeds. The Partnership acquired one property in September 1989, and is a co-venturer with Lutheran Brotherhood in three joint ventures which acquired three properties in 1989 and one property in 1987. The Partnership has made distributions of Cash from Operating Activities to the Limited Partners of $4.00, $4.00, $4.00, $4.50 and $5.00 per $100 Unit in 1995, 1994, 1993, 1992,
and 1991, respectively. To date, the Limited Partners have received an aggregate of $2,092,712 in distributions and the General Partner has received an aggregate of $10,744 in distributions.



     While the General Partner anticipates that Cash from Operating Activities, as defined by Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," will be sufficient to satisfy working capital and normal capital expenditure needs, the General Partner believes that Cash from Operating Activities in 1996 may not be sufficient to provide distributions to Limited Partners at prior levels.


DISTRIBUTIONS OF SURPLUS FUNDS AND LIQUIDATION PROCEEDS


     The Partnership Agreement provides that Surplus Funds (as defined below) available for distribution upon the sale of a Partnership property are distributed quarterly 99% to the Limited Partners and 1% to the General Partner. The General Partner intends to place such Surplus Funds in an interest bearing account and distribute such Surplus Funds as soon as reasonably practicable with a pro rata portion of any interest earned. The following discussion is not based on an opinion of counsel.



     "Surplus Funds" means, (i) the net cash funds or proceeds (including lump sum prepayments by buyers) resulting from the financing, refinancing, sale, exchange, condemnation, eminent domain taking, casualty or other disposition of Properties after deduction of all expenses incurred in connection therewith, including any real estate commissions, securities, and brokerage fees paid to the General Partner, or its Affiliates, (ii) all net cash proceeds, including interest and principal payments subsequently received on any installment payments on promissory notes and/or installment contracts held by the Partnership in connection with the sale of a Property after payment of any underlying indebtedness related to Properties sold, less (iii) such amounts for working capital reserves as the General Partner deems reasonably necessary for future Partnership operations. No commission or fee will be paid to the General Partner or its Affiliates upon the sales of the Properties.



     The Partnership Agreement also provides for a Subordinated Incentive Compensation Fee to be paid to the General Partner equal to 14% of actual distributions to Limited Partners of the Surplus Funds after the Limited Partners receive distributions of Surplus Funds equal to their original capital contributions plus distributions of Cash from Operating Activities and/or Surplus Funds equal to a cumulative aggregate 10% per annum return based on such capital contributions. As discussed below, the Limited Partners are unlikely to receive such distributions and the General Partner will not receive this fee from the Surplus Funds generated by the sales of the Properties. Although funds generated by the Partnership's activities have been adequate to provide quarterly distributions of 4% to 6% per annum based on original capital contributions, after the payment of expenses and working capital reserves, such funds have not been sufficient to provide the additional cumulative 6% to 4% return on capital contributions that was contemplated by the Partnership Agreement with respect to the aggregate 10% return. This cumulative return would require that each Limited Partner receive from Surplus Funds 4% to 6% per annum (since 1988) based on its original capital contribution in addition to distributions received to date and the return of such original capital contribution. These amounts exceed any reasonable expectation of the availability of Surplus Funds.


     "Liquidating Distributions" means, upon liquidation of the Partnership or any Partner's Interest in the Partnership, liquidating distributions made in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs, by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation).

     If the Liquidation Proposal is approved by the holders of a majority of the Units, the General Partner expects to distribute Surplus Funds and Liquidating Distributions to the Limited Partners, although there can be no assurance that sufficient proceeds will be available for distribution. The Limited Partners may only look to the assets of the Partnership for all distributions. Upon dissolution and termination of the Partnership, the General Partner would be required to contribute certain amounts to the Partnership if there was a deficit balance in its capital account at termination. The General Partner anticipates that no additional funds will be available for distribution to the Limited Partners other than any proceeds of the sale of the Properties. Upon liquidation, any such amounts available for distribution will be distributed to the Limited Partners and General Partner as described above.

FEDERAL INCOME TAX CONSEQUENCES TO LIMITED PARTNERS

     The following paragraphs describe certain federal income tax consequences to individual Limited Partners that may result from the sale or sales of the Partnership's Properties. The Partnership will not request a ruling from the Internal Revenue Service regarding such tax consequences, and the following discussion does not represent an opinion of counsel. In addition to the federal income tax consequences discussed below, a Limited Partner may be subject to state income taxes imposed by various jurisdictions as a result of the sale or the sales of the Properties. Each Limited Partner is urged to consult his own tax adviser with respect to the federal and state tax consequences of a sale or sales of the Properties.

     Upon the sale of a Partnership Property, the Partnership will either realize a gain or loss on such sale compared to the Partnership's tax basis in the Property. In some situations a gain on a sale of an individual Property could be greater than the cash proceeds resulting from the sale. This could result in taxes being owed by the Limited Partners in a single year on the gain without a corresponding Partnership distribution to the Limited Partners to pay the taxes. However, in the aggregate, the sale of all of the Partnership's assets and the liquidation of the Partnership should not result in tax liability in excess of cash distributions and may result in losses. It is possible that a Limited Partner could have taxable income in one year, offset by a taxable loss in a following year. The General Partner will attempt to structure and time sales of the Properties to mitigate negative tax implications to the Limited Partners. The Partnership's depreciable property, if held more than one year, should be considered "Section 1231 assets." All gains realized by the Partnership during a taxable year on sales of Section 1231 assets, in excess of any depreciation recapture, and all losses realized during such year, are combined to determine the net Section 1231 gain or loss. A Limited Partner's allocable share of such net gain or loss is combined with any other Section 1231 gains and losses incurred by such Limited Partner in that year from other sources. If a net Section 1231 gain results, all such gains and losses comprising the net Section 1231 gain will be treated as long-term capital gains and losses. If a net loss results, all such gains and losses comprising the net loss will be treated as ordinary gains and losses.
If a net Section 1231 gain results in any such year, a five-year lookback rule applies to recharacterize the current year's net Section 1231 gain as ordinary income to the extent of the net Section 1231 losses in the lookback period.
All depreciation claimed by the Partnership on tangible personal property will be subject to recapture as ordinary income on the sale of such property to the extent of gain recognized on the sale, regardless of how long the Partnership has owned such property.

     Under the Partnership Agreement, any Surplus Funds will be distributed to the Limited Partners following the sale of a Property. The tax treatment of those distributions will depend on whether they are "current" distributions or "liquidating" distributions. A liquidating distribution is a distribution in liquidation of a partner's interest; i.e., the termination of a partner's entire interest in a partnership by means of a distribution, or a series of distributions. The Regulations provide that a series of liquidating distributions may span more than one taxable year. A current distribution is any distribution that is not a liquidating distribution. Liquidating distributions will be taxed as capital gains. In general, current distributions to a Limited Partner will not be taxable except to the extent they exceed the tax basis of his Units, in which case gain will be recognized by the Limited Partner as if he had sold or exchanged his Units and taxed as a capital gain. A capital gain will be long-term capital gain if the Limited Partner has held his Units for more than one year. The General Partner will attempt to structure and time the sales of the Properties to mitigate negative tax implications to the Limited Partners.

INTERESTS IN PARTNERSHIP AND DISTRIBUTIONS

     No individual or group, as defined by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to the Partnership, is the beneficial owner of more than 5% of the Partnership's securities.

     Distributions to the Limited Partners are paid from Distributable Cash From Operations of the Properties or from Surplus Funds. The Partnership has distributed an aggregate of $2,092,712 to the Limited Partners and $10,744 to the General Partner. Distributable Cash From Operations is distributed 99% to the Limited Partners and 1% to the General Partner, after consideration by the General Partner of the working capital needs of the Partnership.

     Distributions of Distributable Cash From Operations and Surplus Funds to Limited Partners are paid out of cash available after payment of the expenses of the Partnership, including fees paid to affiliates of the General Partner. See "INFORMATION CONCERNING MANAGEMENT OF PARTNERSHIP - Certain Relationships and Related Transactions."

SUMMARY OF LIQUIDATION PROPOSAL

     The Partnership Agreement requires the approval of the holders of a majority of the Units to allow the General Partner to begin the process of liquidating the Partnership and to sell substantially all of the Properties within a twelve-month period and for the dissolution and winding up of the Partnership. If a potential purchaser is interested in buying any of the Properties, such purchaser may be unwilling to wait for the Partnership to solicit the approval of its Limited Partners or such delay might otherwise negatively impact the sales prices.

     The General Partner believes that the Liquidation Proposal is consistent with the investment objectives of the Partnership. The Partnership acquired its properties beginning in 1987 and ending in 1989, and began operations in 1989 and stated in the Prospectus its expectation to sell or refinance the properties between the fifth and seventh years after acquisition. The Partnership is in its seventh year of operations after its final acquisition. See "PROPOSAL-Investment Objectives of Partnership."

     If the Limited Partners do not approve the Liquidation Proposal, the Partnership will continue to own and operate all of the Properties unless individual sales are made as described above. There can be no assurance, however, that the Properties will generate sufficient cash flow to pay their expenses and the expenses to maintain the Partnership. Additionally, under the terms of the Partnership Agreement, the Partnership must solicit Limited Partner approval to sell, within a twelve-month period, all or substantially of its properties or to liquidate and wind-up the Partnership, which would require at least one additional proxy solicitation at the Partnership's expense. See "PROPOSAL-Orderly Sale of Properties Through Approval of Liquidation Proposal."

     The General Partner believes that the approval of the Liquidation Proposal should begin the orderly process of liquidation of the Partnership and provide the flexibility to sell the properties individually or as packages to maximize any potential return to the Limited Partners. There can be no assurance, however, that the General Partner can meet any of these objectives if the Liquidation Proposal is approved.

                  INFORMATION CONCERNING MANAGEMENT OF PARTNERSHIP

EXECUTIVE OFFICERS OF GENERAL PARTNER

     The Partnership does not have officers or directors. The general partner of the Partnership is the General Partner. The officers and directors and key employees of the General Partner who control the affairs of the Partnership are set forth in the Partnership's Form 10-K for the fiscal year ending December 31, 1995, (the "Form 10-K"), which is incorporated herein by this reference.

     The General Partner, its officers and directors and affiliates, own less than 5% of the Units.

EXECUTIVE COMPENSATION

     No individual principal or principals as a group received any direct remuneration from the Partnership during 1995.

     The General Partner is not compensated directly for its services as general partner of the Partnership but compensation is paid to the General Partner and its affiliates of the General Partner as discussed below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The General Partner and its affiliates, in accordance with the Partnership Agreement, may receive compensation or reimbursement for services rendered.
The following is a summary of compensation paid to the General Partner or its affiliates in 1995:

     Partnership management fee                        $23,000
     Administration of Partnership activities          $33,000

     The Partnership Agreement provides for the payment of management fees to the General Partner or its affiliates of 9% of actual distributions of Distributable Cash From Operations to the Limited Partners. Additionally, the Partnership Agreement provides for the reimbursement of expenses incurred by the General Partner or its affiliates in performing certain administrative functions, including costs for legal and accounting services for the Partnership.


     Additional information concerning related transactions is included in Note 4 to Item 8 of the Form 10-K.


                              MISCELLANEOUS

SOLICITATION OF PROXIES

     This solicitation of Limited Partners' proxies is being made on behalf of the Partnership by certain officers and employees of the General Partner or its affiliates, through the mail, in person, and by telephone and telecopy. These individuals will receive no compensation for these services. The cost of printing and mailing this Proxy Statement is being borne by the Partnership.

ADDITIONAL INFORMATION


     Additional information regarding the Partnership and the General Partner is set forth in the Partnership's Annual Report on Form 10-K accompanying this Proxy Statement. The Form 10-K includes the Partnership's financial statements for the past three years and the reports of its independent auditors.

                              PRELIMINARY COPIES
                                   FORM OF
                             P R O X Y   C A R D
                       LUTHERAN BROTHERHOOD REALTY FUND I

     THIS PROXY IS SOLICITED ON BEHALF OF LUTHERAN BROTHERHOOD REALTY FUND I (THE "PARTNERSHIP") BY LUTHERAN BROTHERHOOD REAL ESTATE PRODUCTS COMPANY (THE "GENERAL PARTNER").


     The undersigned, a holder of limited partnership interests in the Partnership ("Units") on March 29, 1996 (the "Record Date"), hereby appoints Mitchell F. Felchle or Otis F. Hilbert, or either of them with full power of substitution, as proxies for the undersigned, to vote all Units which the undersigned is entitled to vote, pursuant to the holder's indications, at the Special Meeting of Limited Partners to be held on May ___, 1996, and at any adjournments or postponements thereof, on the following matters.


     The General Partner recommends that you vote FOR the following proposal:

     1. The liquidation of the Partnership and the sale of the property owned by the Partnership and the properties owned by joint ventures in which the Partnership is a co-venturer, over a period of time beginning on the date of Limited Partner approval and not to exceed two years from such date, followed by the dissolution and winding up of the Partnership, as described in the Proxy Statement (the "Liquidation Proposal").

     FOR       [ ]  THE LIQUIDATION PROPOSAL, AS DESCRIBED ABOVE AND IN THE
                    PARTNERSHIP'S PROXY STATEMENT.

     AGAINST   [ ]  THE LIQUIDATION PROPOSAL, AS DESCRIBED ABOVE AND IN THE
                    PARTNERSHIP'S PROXY STATEMENT.

     ABSTAIN   [ ]  ON WHETHER OR NOT TO APPROVE THE LIQUIDATION PROPOSAL, AS
                    DESCRIBED ABOVE AND IN THE PARTNERSHIP'S PROXY STATEMENT.

     2. In their discretion, upon such other matters as may properly come before the Special Meeting.

     IF A LIMITED PARTNER SIGNS THIS CARD, BUT DOES NOT INDICATE A VOTE ABOVE, THE GENERAL PARTNER WILL TREAT SUCH CARD AS A VOTE FOR THE LIQUIDATION PROPOSAL.

IMPORTANT:  THIS PROXY CARD MUST BE SIGNED AND DATED IN ORDER TO BE VALID

SIGNATURE(S) REQUIRED:                                 Date:  __________

____________________________________

____________________________________

____________________________________

Note:
     Please sign as your name(s) appears on the address label. All parties indicated on the address label must sign this card.

INSTRUCTIONS FOR PROXY CARD:

     1.   Please review the enclosed proxy materials.

     2. Indicate your vote by marking one of the boxes on the Proxy Card above. Your General Partner recommends that you vote FOR the Liquidation Proposal.

     3. DATE AND SIGN PROXY CARD AS YOUR NAME(S) APPEARS ON THE ADDRESS LABEL ON THE REVERSE SIDE OF THE PROXY CARD.

Your prompt response is appreciated. If you have any questions concerning this information, please feel free to contact our Investor Relations Department at
___________.